1600 WEST END AVENUE • SUITE 2000 • NASHVILLE, TENNESSEE 37203 615.726.5600 • bakerdonelson.com

Exhibit 5.1
Nathan Kibler, Shareholder
Direct Dial: 865.549.7125
Direct Fax: 865.633.7125
E-Mail Address: nkibler@bakerdonelson.com

March 20, 2024

Board of Directors
Cumberland Pharmaceuticals Inc.
1600 West End Avenue, Suite 1300
Nashville, TN 37203

Re: 333-276052 on Form S-3; Shares of common stock, no par value per share, having an aggregate offering price of up to $5.8 Million
Ladies and Gentlemen:
We have acted as counsel to Cumberland Pharmaceuticals Inc., a Tennessee corporation (the “Company”), in connection with the sale and issuance of shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), having an aggregate gross sales price of up to $5.8 Million, pursuant to that certain Sales Agreement, dated as of March 20, 2024 (the “Sales Agreement”), by and between the Company and H.C. Wainwright & Co., LLC (the “Agent”).
The Shares are included in a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”), under File Number 333-276052, including the base prospectus, filed with the SEC on December 14, 2023 and which became effective upon the notice of effectiveness filed December 26, 2023 (the “Base Prospectus”), and a related prospectus supplement, dated March 20, 2024, filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Base Prospectus and the prospectus supplement are referred to herein collective as the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

ALABAMA • FLORIDA • GEORGIA • LOUISIANA • MARYLAND • MISSISSIPPI • NORTH CAROLINA • SOUTH CAROLINA • TENNESSEE • TEXAS • VIRGINIA • WASHINGTON, D.C.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Tennessee Business Corporation Act (the “Act”), and we express no opinion with respect to any other laws.
In our aforesaid examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Act; and (ii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s charter.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated March 20, 2024, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder or Item 509 of Regulation S-K.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Nathan Kibler
Nathan Kibler
Authorized Representative